Pericom Semiconductor: Enabling Serial Connectivity (NASDAQ: PSEM) Q3 Fiscal Year 2012 Earnings

2 This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward - looking statements for purposes of the safe - harbor provisions under applicable federal securities laws. Such forward - looking statements include the statements in the slide entitled ”Q4 FY12 Business Outlook”, which sets forth expected revenues, gross margin and other financial results for the fiscal fourth quarter . Actual results may differ materially from our forward - looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company’s filings with the SEC. All forward - looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law. We encourage you to review our most recent annual report on Form 10 - K and our most recent quarterly report on Form 10 - Q filed with the SEC and, in particular the risk factor sections of those filings. Safe Harbor

3 Quarterly revenue of $33.4 M Increased 10% Q - to - Q and decreased 16% vs. Q3 FY11 Geographic distribution Asia at 92%, North America at 5%, Europe at 3% Channel sales mix International distribution at 64%, CMs at 25%, OEMs at 9%, North America distribution at 2%. Q3 Earnings Overview (Non - GAAP Results)

4 Quarterly : Gross margin of 36.2% Decreased 1.1% sequentially and increased 3.6% YoY Operating expense of $11.1 M vs. $11.0 M last Q Operating income of $1.0 M vs. $0.4 M last Q Operating income margin of 3% Net income of $1.7 M vs. $1.0 M last Q Net profit margin of 5% EPS of 7 cents vs. 4 cents last Q Tax Rate of 11% for Q3 vs. 9% last Q Q3 Earnings Overview (Non - GAAP Results)

5 Cash & Investments $125M Working Capital $124M Total Assets $278M Total Liabilities $40M Shareholders’ Equity $238M Book Value/Share $9.90 Cash & Investments/Share $5.20 Mar. 2012 Strong Balance Sheet

6 Product mix as % of revenues IC at 62% Included analog switch at 20%, digital switch at 5%, silicon clocks at 8%, connect at 16%, interface at 4% 9% from PTI FCP at 38% Top five end customers Accounted for 26% of total revenue One customer accounted for 10% of total revenue Q3 Product Mix and Key Customers

New Products – 3QFY12

Introduced 7 new products:

→ **Connectivity:**

- 3 new products: PCIe Gen2 packet switches (high integration, adv. power mgmt)
- 2 new products: PCI Gen3 signal switches
- 1 new product: DisplayPort 1.2 signal switch
- Applications for: notebook, tablets, embedded, server, storage, networking

→ **Timing:**

- 1 new product: Clock Generator (multiple outputs)
- Applications for: specific for embedded application frequencies

7 PERICOM

8 $ - millions Includes PTI Revenue $35.0 to $37.0 Gross Margin 35.0% to 37.0% Operating Expense $10.9 to $11.5 Other Income $0.6 to $0.8 Tax Rate 22% to 26% Q4 FY12 Business Outlook (in progress) (Non - GAAP)

Pericom Semiconductor: Enabling Serial Connectivity (Nasdaq: PSEM) Fiscal 3Q12 Earnings Q & A